Exhibit 10.4

EXECUTION VERSION

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 (this “Agreement”) to the Employment Agreement dated as of March 24, 2004 and amended as of February 13, 2007 (the “Employment Agreement”), between CapLease, Inc., a Maryland corporation (the “Company”) and Robert C. Blanz (the “Executive”), is made and entered into this 24 day of September, 2013 (the “Effective Date”).

RECITALS

WHEREAS, the Company and the Executive desire to amend the Employment Agreement as provided herein:

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

The following amendments to the Employment Agreement shall be effective as of the Effective Date, provided however, that the amendments made by Section 6, Section 8 and Section 11 of this Agreement shall not be effective unless and until the Closing Date, as that term is defined in that certain Agreement and Plan of Merger, dated as of May 28, 2013, by and among American Realty Capital Properties, Inc., a Maryland corporation, ARC Properties Operating Partnership, L.P., a Delaware limited partnership, Safari Acquisition, LLC, a Delaware limited liability company, the Company, Caplease, LP, a Delaware limited partnership, and CLF OP General Partner LLC, a Delaware limited liability company:

1.            Section 5(e)(ii) of the Employment Agreement is amended to read as follows:

For purposes of this Agreement, “Good Reason” shall mean (A) a material reduction by the Company in the Base Salary, (B) a material reduction in the Executive’s duties and responsibilities, or the assignment to the Executive of any duties materially and detrimentally inconsistent with the Executive’s position with the Company without the consent of the Executive, (C) a material breach of this Agreement by the Company, which, with respect to (A), (B) or (C) has not been cured within thirty (30) days after written notice of such action or breach has been given by the Executive to the Company. A termination by the Executive shall not be for Good Reason unless the Executive gives written notice of such action or breach to the Company within ninety (90) days after the initial occurrence or existence of such action or breach and the Executive terminates employment within thirty (30) days after the end of the Company’s cure period without the action or breach having been cured by the Company. The parties to the Agreement agree that as of the Effective Date, there has been no reduction by the Company of Base Salary, no material reduction in titles, duties, and responsibilities or the assignment to the Executive of any duties materially inconsistent with the Executive’s position with the Company, no requirement that the Executive relocate to a location outside the New York metropolitan area or a material breach of this Agreement by the Company.

2.            The second sentence of Section 6(a) of the Employment Agreement is amended to read as follows:

EXECUTION VERSION

In addition, within ten (10) days after the release described in Section 6(f) has become effective and irrevocable in accordance with Section 6(f), (i) the Executive’s estate shall be paid a Pro rata Portion of the Executive’s Maximum Bonus (each as defined below) and (ii) all of the Executive’s outstanding options, restricted share awards and any other equity rights granted by the Company to the Executive shall continue to be governed by the applicable grant agreement and related plan.

3.            The last sentence of Section 6(b) of the Employment Agreement is amended to read as follows:

In addition, within ten (10) days after the release described in Section 6(f) has become effective and irrevocable in accordance with Section 6(f), (i) the Executive shall be paid a Pro rata Portion of his Maximum Bonus and (ii) all of the Executive’s outstanding options, restricted share awards and any other equity rights granted by the Company to the Executive shall continue to be governed by the applicable grant agreements and related plan.

4.            Section 6(d) of the Employment Agreement is amended to read as follows:

Decision by the Company not to Extend the Agreement. In the event the Company determines not to extend this Agreement by giving written notice in accordance with Section 1 and the Executive’s employment terminates at the end of the Employment Period, the Executive shall receive, at the end of the Employment Period and within ten (10) days after the release described in Section 6(f) has become effective and irrevocable in accordance with Section 6(f), a lump sum payment equal to his annual Base Salary, at the rate in effect on the last day of the Employment Period.

5.            The second sentence of Section 6(e) of the Employment Agreement is amended to begin “In addition, subject to compliance with Section 6(f), Executive shall be entitled to the amounts/benefits described in (i) through (v) below and within ten (10) days after the release described in Section 6(f) has become effective and irrevocable in accordance with Section 6(f), the Executive shall be paid the amounts described in (i), (ii) and (iii) below:”

6.            Section 6(e)(iv) is amended to read as follows: “Intentionally Left Blank.”

7.            Section 6(f) of the Employment Agreement is amended to read as follows:

Release. Payments by the Company required under this Section 6 following termination or expiration of the Executive’s employment for any reason (other than payments of accrued but unpaid amounts) shall be conditioned on and shall not be payable until receipt of a written release in form and substance reasonably acceptable to the Company of any and all past, present or future claims that the Executive (or, in the event of his death, his estate) may have against the Company or any of its affiliates and any of their respective officers, directors, members or managers; provided however that the Executive shall not be required to release any right or entitlement that the Executive may have to enforce the provisions in Section 7(d) of the Agreement. The release must become effective and irrevocable no later than forty-five (45) days after the Date of Termination or the last day of the Employment Period, as applicable, and the Company agrees to provide the Executive with the release within fifteen (15) days after the Date of Termination or the last day of the Employment Period, as applicable.

EXECUTION VERSION

8.            The following language shall be added to the end of Section 7(c) of the Employment Agreement:

Notwithstanding any provision of the Agreement to the contrary, in the event that any portion of the payments and benefits provided to Executive under this Agreement and any other payments and benefits under any other agreement with or plan of the Company (in the aggregate, “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then notwithstanding anything in this Agreement to the contrary the amount payable to Executive under Section 7(c) of the Agreement shall be reduced such that the value of the aggregate Total Payments that Executive is entitled to receive shall be approximately one dollar ($1) less than such maximum amount (the “Capped Total Payments”). Unless otherwise elected by the Executive, to the extent permitted under Code Section 409A (as defined below), any reduction shall first be applied to the Control Change Severance Payment benefits which are not subject to Code Section 409A and then to the Control Change Severance Payment benefits which are subject to Code Section 409A, if any. The determination of the Capped Total Payments amount shall be made in writing in good faith by a nationally recognized independent certified public accounting firm selected by the Company and approved by the Executive.

9.            Section 7(d)(i) of the Employment Agreement is amended to read as follows:

(a)     In the event that, after the application of Section 7(c), any Control Change Severance Payment or other benefit or amount payable to the Executive (under this Agreement or otherwise and by the Company or any other entity), shall (1) constitute “parachute payments” within the meaning of Section 280G (as it may be amended or replaced) of the Internal Revenue Code (the “Code”) (“Parachute Payments”) and (2) be subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Code (“the Excise Tax”), then the Company shall pay to the Executive an additional amount (the “Gross-Up Amount”) such that the net amount and benefits retained by the Executive after the deduction of the Excise Tax (including interest and penalties) and any federal, state or local income and employment taxes (including interest and penalties) upon the Gross-Up Amount shall be substantially equal to the benefits that would have been delivered hereunder had the Excise Tax not been applicable and the Gross-Up Amount not been paid.

10.          The Employment Agreement is further amended by adding the following new Section 15:

Section 409A.

(a)     This Agreement is intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent. Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

EXECUTION VERSION

(b)     For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

(c)     Notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s separation from service (as defined in Code Section 409A), Executive is a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). Executive will be a “Specified Employee” for purposes of this Agreement if, on the date of Executive’s separation from service, Executive is an individual who is, under the method of determination adopted by the Company designated as, or within the category of employees deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.

(d)     If any payment that is subject to Code Section 409A may be paid in more than one taxable year depending on when the Executive signs a release agreement, the payment shall be made in the second taxable year.

11.          The Employment Agreement is further amended by adding the following new Section 16.

Other.

(a)          Survival. Notwithstanding anything in this Agreement or elsewhere to the contrary, the provisions of Sections 6, 7, 8, 9, 11, 12 and 16 shall survive the termination of this Agreement.

(b)          Waiver. Notwithstanding any provision of the Agreement to the contrary, in no event shall the Executive’s employment with ARC Advisory Services, LLC be deemed to be a violation of Section 9 of this Agreement.

EXECUTION VERSION

12.          Except as expressly provided in this Agreement or as necessary to effectuate the terms of this Agreement, the Employment Agreement shall not be otherwise amended but shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

CAPLEASE, INC.

By:	/s/ Paul H. McDowell

Name:	Paul H. McDowell

Title:	Chief Executive Officer

/s/ Robert C. Blanz
Robert C. Blanz